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                                 EXHIBIT 10.S



Louisiana-Pacific Corporation
Legal Department
111 S.W, Fifth Avenue
Portland, Oregon 97204
503/221-0800
Fax 503/796-0105

Anton C. Kirchhof/General Counsel
Christopher M. (Kit) Keyes/Assistant General Counsel
Bert P. Krages II
Christopher J. Biencourt
Douglas P. Anderson
Lauri A. Newton
Blaire Rose Rios

August 4, 1995




Mr. Harry A. Merlo
2141 S.W. Scholls Ferry Road
Portland, Oregon  97221

Dear Mr. Merlo:

    This Agreement sets forth your agreement with Louisiana-Pacific Corporation (the "Company") with respect to the termination of your employment therefor and Director's status therewith:

    1.    Resignation.  Effective July 28, 1995 at 4:00 p.m., Central
Standard Time, you have resigned from your positions as Chairman of the Board of Directors of the Company (the "Board"), Board member and Employee, and any position, including without limitation, Director, Officer, Employee, Agent, or fiduciary of any affiliate of the Company or of any entity or trust for whom you were serving as such at the request of the Company. Your pay through date is September 15, 1995.

    2. Special Retirement Benefit. The Company shall make a single sum payment to you by check in the amount of $3.2 Million, plus an additional amount representing your accrued and unused vacation, all amounts less applicable tax withholdings, no later than August 4, 1995.

    3. Stock Options and Employee Benefit Plans. You shall be deemed to have terminated your employment with the Company as of the pay through date for purposes of your participation in and entitlements under the Company's employee stock purchase and stock option plans and group insurance plan. Your Long Term Disability coverage terminated on July 28, 1995. You shall receive your vested benefits earned as of the pay through date under your Supplemental Benefits Plan Account and the Company's ESOT, each in accordance with the terms thereof. In accordance with the terms of the Company's stock option plans, all of your stock options which are not vested as of the pay through date shall be forfeited. In accordance with the terms of the Company's Restricted Stock Plan, you shall earn no benefit for 1995. You (or the trustee or trustees of any applicable insurance trust) shall have the option of assuming responsibility for payment of any and all premiums due with respect to the CrownLife whole life insurance policy on your life, surrendering such policy for its cash value or converting such policy to a paid-up policy, all in accordance with the terms of such policy. The Company will gift you its premium equity in such policy. Each of us shall be responsible for compliance with the securities laws applicable to ourselves.
    4. Office and Assistant. You shall vacate your office at the Company's Portland, Oregon location no later than 5:00 p.m. Pacific Standard Time, on August 11, 1995. You shall be permitted to remove art related to the Merlo family from the Company's offices and from the Company's air terminal, and all of your personal belongings wherever located. No later than August 4, 1995, the Company shall make a single sum payment to you by check in the amount of $90,000, to be used by you for purposes of your arranging for and entering into a lease for an office for you and one assistant, in a Class A office building, other than the US Bancorp Tower, located in downtown Portland, Oregon, which amount is intended to provide for the rent payments, utilities costs and tenant improvements for said office through December 31, 1996. The Company shall pay the costs of providing suitable office furniture and equipment for you and your assistant, in each case reasonably consistent with the standards for office furniture and equipment at the Company's headquarters in Portland, Oregon. Additionally, the Company shall pay the reasonable salary of, and provide regular Company employee benefits to, your assistant through December 31, 1996; provided, however, that the Company shall not be required to pay more than $48,000 per annum in salary to your assistant. After 1996, the Company shall continue to pay the salary of and provide Company employee benefits, to the extent legally permissible under applicable law, for your assistant; provided, however, that you shall fully reimburse the Company for such salary payments and for the Company's costs incurred in providing all such employee benefits.

    5. Merlo Park. To the extent not impermissible under applicable law, effective December 31, 1995, the Company shall cause the Louisiana-Pacific Foundation to transfer to the Merlo Foundation title to that parcel of real estate located in Sterling City, California, known as Merlo Park. The Merlo Foundation shall assume all costs of operating and maintaining and all liabilities with respect to said Merlo Park, as of said date.

    6. Portland Trailblazers Tickets. Prior to the beginning of the 1995-1996 National Basketball Association season, the Company shall transfer to you its entitlement to season tickets for two center court Portland Trailblazers seats with all renewal rights. You shall be responsible for the cost of the tickets for the 1995-1996 season (and you shall reimburse the Company to the extent such costs or portion thereof have previously been paid) and thereafter.

    7. Residence and Vehicles. The lease agreement with the Company with respect to your residence in Portland, Oregon shall be renewed at the current rental rate through December 31, 1995. On January 1, 1996, you may exercise your option to purchase such residence and its furnishings as provided in your preexisting agreement with the Company. If you choose not to exercise your option to purchase such residence, you shall vacate the premises no later than December 31, 1995. Except as otherwise provided in your lease agreement with the Company, effective immediately, the Company shall no longer provide you with or reimburse you for the maintenance of the residence, the staff of the residence or any capital expenditures associated with the residence. The Company shall immediately sell your Company car to you as well as the vehicles used in connection with your residence for their book value as of August 4, 1995, as carried on the Company's financial records and, effective immediately, the Company shall cease to carry said Company car and vehicles under its blanket insurance policy.

    8. Paintings. The two "Commander" paintings in your residence, "The Gentle Breeze" by Robert Clark and "Untitled" by Robert Rishell, shall be appraised by a mutually agreed to third-party appraiser, at the Company's expense. At your option, you shall pay to the Company, by check, the amount of the so determined appraised value thereof or you shall return such paintings to the Company. This option to purchase said paintings shall expire on December 31, 1995.

    9.    Indemnification and Insurance.

    From July 28, 1995 and until all applicable statutes of limitation have expired and all claims have been resolved, to the extent permissible under applicable law and the Company's Certificate of Incorporation and Bylaws, the Company shall:

          (a) Indemnify and hold you harmless and advance expenses, all subject and pursuant to the provisions of Article VI of the Company's Bylaws (as in effect on August 4, 1995), with respect to claims and liabilities arising under or in connection with your employment with the Company and your membership on the Board; and

          (b) Continue your coverage under the Company's Directors' and Officers' insurance policy or policies ("D&O") to the extent permitted by the issuer or issuers thereof and with policy limits no less than the coverage in place on August 4, 1995. At no time will your coverage be less than that provided for the then active officers and members of the Board. The Company shall purchase extended reporting period coverage (or provide coverage equivalent to such coverage from another source) in the event the Company changes its D&O carrier or carriers.

    10.   Confidentiality.

    You shall not directly or indirectly disclose any of the provisions of this Agreement, except to the extent publicly available, to any person or entity other than (a) any legal or other professional advisor, (b) immediate family members or (c) any governmental agency nor shall you copy this Agreement except as necessary to provide a copy to any legal advisor or any governmental agency.

    11. Public Announcements. The Company shall provide you with a reasonable opportunity for prior comment on any public announcement regarding your retirement from the Company.

    12. Applicable Law. Any dispute arising under this Agreement shall be governed by the laws of the State of Oregon.

    13. Remedies. You recognize and agree that the payment of damages would not be an adequate remedy for a breach by you of the provisions of
Section 10. You further recognize that irreparable injury will result to the Company, its business and its property in the event of any such breach and therefore, you agree that the Company may, in addition to recovering damages, proceed in equity to enjoin you from violating any of the provisions of
Section 10.

    14. Complete Agreement. This Agreement embodies the complete understanding and agreement of the parties hereto relating to the subject matter hereof.

    15. Severability. In the event that any provision hereof shall be determined by any court of competent jurisdiction to be illegal or unenforceable, such illegality or unenforceability shall not affect the validity or enforceability of the other provisions hereof.

    16. No Assignment. None of your benefits or payments to be provided hereunder shall be assignable by you other than pursuant to the laws of distribution and descent in connection with your death.

    17. Successors and Assigns. The rights of the Company hereunder shall inure to the benefit of any and all of its successors, assigns and affiliates and their respective successors, assigns, representatives, agents, officers, directors, attorneys and employees.

ATTEST                      LOUISIANA-PACIFIC CORPORATION


________________________    By    /s/ ANTON C. KIRCHHOF
                                  General Counsel and Secretary


ATTEST                      Acknowledged and Agreed to
                            by Harry A. Merlo


________________________          /s/ HARRY A. MERLO